Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated September 26, 2005 on the consolidated financial statements of Teryl Resources Corp. the years ended May 31, 2005 and 2004 that are included in the Company's annual report 20-F filing.

Vancouver, Canada	/s/ Morgan & Company

July 26, 2007	Chartered Accountants